Exhibit 99.2

VICAL INCORPORATED

June 3, 2019

8:30 a.m. ET

OPENING

Operator:	Good day and welcome, ladies and gentlemen, to the Vical Incorporated and Brickell Biotech, Inc. merger conference call. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers from invited participants after the presentation.

I will now turn the conference over to Mr. Tony Ramos, Vical’s Vice President and Chief Financial Officer. Please go ahead, sir.

INTRODUCTIONS

Tony:	Hello everyone. And thank you for joining us on today’s call to discuss the proposed merger of Vical Incorporated with Brickell Biotech, Inc., as announced in a news release this morning. Joining me on the call today from Vical is President and Chief Executive Officer,Vijay Samant, and from Brickell, Chief Executive Officer, Rob Brown, and Co-founder and Chief Operating Officer Andy Sklawer.

Before we begin, I’d like to remind everyone that today’s call will include statements relating to future financial, business and/or research and clinical performance, conditions, plans, prospects, trends, or strategies and other such matters, including without limitation, the potential closing date of the merger, the amount of the combined company’s cash balance at closing, the potential receipt of additional R&D funding and the timing thereof, the potential benefits of the merger or of Brickell’s product candidates, the anticipated ownership of the combined company, the anticipated timing, scope and design of future clinical trials, and the prospects for commercializing any product candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this conference call, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Brickell, Vical or the management of either company, before or after the Merger, may identify forward-looking statements.

Brickell and Vical caution that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often in unanticipated ways. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the timing and completion of the merger, the parties’ ability to satisfy the closing conditions of the merger and a separate funding agreement with NovaQuest Capital Management, whether or when the combined company will achieve any of the milestones in the funding agreement with NovaQuest, potential delays in product development, unanticipated demands on cash resources, risks associated with developing, obtaining regulatory approval for and commercializing novel therapeutics and whether any anticipated benefits of the merger will be realized. Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained in Vical’s filings with the United States Securities and Exchange Commission, or SEC, which are available at www.sec.gov. The forward-looking statements represent the estimates of Brickell and Vical as of the date hereof only, and Vical and Brickell specifically disclaim any duty or obligation to update forward-looking statements.

I have some important information for investors and stockholders. This communication does not constitute an offer to sell or solicitation of an offer to buy any securities or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This communication may be deemed to be solicitation material in respect of the proposed transaction between Vical and Brickell. In connection with the proposed transaction, Vical will file a definitive proxy statement and a proxy card with the SEC. Before making any voting or investment decision, investors and stockholders are urged to read the Vical proxy statement (including any amendments or supplements thereto) and any other relevant documents that Vical may file with the SEC when they become available because they will contain important information about the proposed transactions. Stockholders may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Vical with the SEC in connection with the proposed transactions at the SEC’s website at www.sec.gov, at Vical’s website, or by directing a written request to: Vical Incorporated, 10390 Pacific Center Court, San Diego, CA 92121, Attention: Investor Relations.

Vical and its directors and executive officers and Brickell and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Vical in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger will be included in the proxy statement referred to above. Additional information regarding the directors and executive officers of Vical is included in Vical’s Definitive Proxy Statement on Schedule 14A relating to the 2018 Annual Meeting of Stockholders, filed with the SEC on April 9, 2018. This document is available free of charge at the SEC website, at Vical’s website, or by directing a written request to Vical as described earlier.

I will now turn the call over to Vijay Samant, President and Chief Executive Officer of Vical.

TRANSACTION OVERVIEW

Vijay:	Thank you, Tony, and thank you to our participants for joining the call. As Tony noted, this morning we issued a press release to announce that Vical has entered into a definitive merger agreement with privately-held Brickell Biotech Inc whereby the companies would combine in an all-stock transaction. As you may recall, in July of 2018 Vical began a process to review strategic alternatives. That review is now concluded with the announcement of our merger agreement with Brickell. We are confident that this proposed merger provides the best path forward to both companies and is in the best interests of Vical’s stockholders.

Under the terms of the agreement, it is anticipated that existing Vical stockholders will own 40% of the combined company and Brickell stockholders will own 60% of the combined company, in each case upon completion of the merger and subject to assumptions regarding calculation of the fully diluted shares of the parties. The ownership split was based on a $60 million valuation for Brickell and a $40 million valuation for Vical, a premium to the 30-day volume weighted average share price of Vical. The actual allocation between the two groups of stockholders is subject to adjustment based on Vical’s and Brickell’s respective net cash and net working capital balances prior to the completion of the Merger.

The transaction has been approved by the boards of directors of both companies and the required percentage of Brickell stockholders needed to approve the transaction. The Merger is anticipated to close in the third quarter of 2019, subject to customary closing conditions, including approval of the Merger by the stockholders of Vical, and the satisfaction of closing conditions to a funding agreement between Brickell and an affiliate of NovaQuest Capital Management, LLC. Under this funding agreement, NovaQuest has committed up to $25 million in near-term research and development funding to Brickell following the closing of the Merger.

The combined company intends to use proceeds from NovaQuest, in addition to Vical’s cash balance at the closing of the Merger, to primarily fund the development of sofpironium bromide through Phase 3 clinical trials in axillary hyperhidrosis.

The decision to pursue this agreement was evaluated following an extensive review of strategic alternatives by Vical’s Board and senior management in collaboration with our financial advisors, MTS Health Partners. The team thoroughly evaluated the potential of more than 50 private and public merger partners with extensive due diligence conducted on a large subset of these potential merger partners. After careful consideration, we believe this transaction with Brickell is in the best interests of Vical’s stockholders.

Brickell is a Boulder, Colorado-based biotechnology company focused on the development of novel therapeutics to address unmet needs in dermatology. The combined company’s goal is to be a leader in the development of therapies to address hyperhidrosis and other debilitating skin diseases. At the heart of this transaction is sofpironium bromide, Brickell’s Phase 3 ready lead drug candidate for the treatment of hyperhidrosis, which Rob Brown from Brickell will discuss in further detail in a moment. We believe the combination of Vical and Brickell offers stockholders a company that will be well capitalized to achieve significant milestones with a late-stage, novel lead program that has the potential for a fast to market strategy and substantial commercial opportunity in hyperhidrosis.

Upon the close of the transaction, the combined company will be known as Brickell Biotech Inc. and will continue to be publicly listed. The combined company’s Board of Directors will be comprised of seven representatives, five from Brickell and two from Vical, with Reginald Hardy serving as Chairman of the Board. The combined company will be led by a seasoned group of executives with Rob Brown as Chief Executive Officer. Prior to joining Brickell, Rob was the Chief Marketing Officer of Eli Lilly, where he was responsible for launching a number of blockbuster products and leading the development of Lilly’s commercial capabilities.

With that, I will now hand the call over to Rob Brown to share an overview of Brickell and the plan for the combined company.

BRICKELL OVERVIEW

Rob:

Thank you, Vijay. And thank you to everyone who has joined us on the call. I’m very excited to share details about the combined company that we are proposing to create. As Vijay discussed, we believe following completion of the merger and the R&D funding agreement with NovaQuest, the combined company will have a sound financial footing and a diverse clinical stage pipeline, including a pivotal, Phase-3-ready asset for the treatment of hyperhidrosis. Given the importance of our lead asset, let’s start by diving into what is hyperhidrosis.

Background on Hyperhidrosis

Hyperhidrosis is a medical condition that causes excessive sweating beyond what is required to regulate the body’s temperature. This excessive sweating has a significant negative impact on quality of life for patients.

There are over 15 million hyperhidrosis sufferers in the United States. Axillary, or under arm, hyperhidrosis is the most common body type with over 10 million sufferers. Another common body area for hyperhidrosis is the hands, but the condition presents itself in many body locations. Approximately 80% of sufferers have multifocal hyperhidrosis, meaning they have excessive sweat in three or more body areas.

Currently the vast majority of sufferers are not aware that there are treatments available, although many have sought help from healthcare professionals through the years. Until 2018, patients who received treatment typically tried extra strength antiperspirants and when those failed they either gave up or started on Botox injections, which are only accessible to a small number of patients.

In October 2018, Dermira launched Qbrexza for axillary hyperhidrosis. Dermira is heavily investing in building the hyperhidrosis market to reach a wider audience. Qbrexza has a similar mechanism of action as our asset sofpironium bromide. Like most markets that need to be built, more entrants help build awareness with patients, improve physician confidence and understanding of the condition and the treatments, and ultimately expand the market. We believe sofpironium bromide has the potential to be a “second and better” product, building off of Dermira’s launch and investments.

As more patients learn about effective, easy to use treatments, and physicians become more aware of treatment options and experience the efficacy of sofpironium bromide, if approved, we believe there is significant market potential.

Background on Sofpironium Bromide

So why are we excited about this asset? Sofpironium bromide, is a novel, soft anticholinergic that was designed to maximize the therapeutic effect and minimize systemic side effects. When sofpironium bromide enters the blood, it is rapidly metabolized into a significantly less pharmacologically active metabolite and is quickly eliminated. This novel feature may allow us to increase the dose, improving efficacy while maintaining a favorable safety profile.

To date, sofpironium bromide has been studied in over 1,200 patients. Three Phase 2b clinical trials and a pivotal Phase 3 trial in Japan have been completed, all with positive results. Two of the Phase 2 trials were conducted in the U.S. and one in Japan via Brickell’s partner, Kaken Pharmaceutical, Co, LTD. The pivotal Phase 3 trial was conducted by Kaken in subjects with primary axillary hyperhidrosis in Japan and achieved statistical significance with a p-value of less than 0.05 for the primary and all secondary efficacy endpoints.

Brickell is currently conducting a Phase 3 long-term safety study in 300 subjects with primary axillary hyperhidrosis in the U.S., and we are pleased to note that this study is fully enrolled. Brickell intends to initiate two pivotal Phase 3 clinical trials in the U.S. We expect to enroll approximately 450 subjects with primary axillary hyperhidrosis into each study. We plan to open these trials for enrollment in the fourth quarter of 2019, and results are expected in Q4 2020.

Looking at the efficacy of sofpironium bromide, in the Phase 2b study conducted by Brickell, sofpironium bromide significantly reduced the amount of sweat produced by patients with hyperhidrosis. This was assessed using a tool called gravimetric sweat production along with a patient reported outcome. We believe that sofpironium bromide has the potential to be a best in class drug in terms of reduction in sweat production in patients with hyperhidrosis.

In terms of sofpironium bromide’s safety profile, the most robust data comes from Brickell’s ongoing open-label Phase 3 long-term safety study in the U.S. We look forward to sharing this data with you at a later date.

Finally, sofpironium bromide will be delivered to patients in a proprietary gel formulation via a metered dose pump and applicator which allows targeted axillary dosing without exposure to other areas of the body (such as the hands). This system allows patients to avoid touching the product when applying it, lowering the risk of transference side effects, for example caused by having an anticholinergic drug on the hands and then touching the eyes.

We expect to start two pivotal phase three studies in the US in Q4 of this year. We anticipate the studies to take around a year to complete, allowing us potentially to release top line results in Q4 2020. We believe the financial resources provided as a result of this merger and the NovaQuest R&D funding agreement should provide sufficient funds to complete the Phase 3 program as well as begin to advance our pipeline portfolio. We are currently projecting our NDA submission will occur in Q2 2021.

I mentioned our Japanese partner, Kaken Pharmaceutical several times so far. Let me take a minute to explain the Brickell – Kaken alliance. Kaken is a $1 billion+ specialty pharmaceutical company based in Tokyo, Japan. Dermatology is one of their strategic areas of company focus. Kaken licensed sofpironium bromide from Brickell in 2015 and has rights to commercialize in Japan, China, Korea and several other Asian markets. In return Brickell is entitled to receive milestones and royalties from Kaken, and Kaken will share some R&D costs with Brickell.

To date Brickell has received non-dilutive funding from Kaken in the form of an upfront fee, milestone and R&D payments. Kaken has also been responsible for a significant amount of the R&D development activities to-date, which has helped our development activities in the U.S. If Kaken is successful in Japan, Brickell has the potential to earn substantial income over the life of the asset.

Kaken was required to conduct only one Phase 3 study for regulatory approval in Japan. This study was completed in March of 2019, and achieved all of its primary and secondary endpoints including all the proposed US endpoints. We expect sofpironium bromide will be the first therapy approved for the treatment of hyperhidrosis in Japan.

One of the benefits of sofpironium bromide is it can be developed for multiple hyperhidrosis body areas other than the underarms, such as the hands. Separate Phase 3 studies would be needed but could offer expanded commercial opportunities within this category and serve as a pipeline in a molecule.

So in summary, we are excited about the potential of sofpironium bromide. We believe we have a potentially best in class molecule in an area of significant unmet patient need. The FDA pathway to approval is well defined based on prior regulatory approvals, and we have an asset that has in three phase 2 trials and in one Japanese phase 3 clinical trial demonstrated a promising efficacy, safety, and tolerability profile, delivered in patient-friendly device.

Background on Brickell pipeline assets

Over the next year we also plan to advance our pipeline. There are two assets in addition to sofpironium bromide that we are particularly excited about. The first is BBI-3000, a novel, potent and highly selective oral retinoid for cutaneous T-cell lymphoma, or CTCL. The National Cancer Institute has an open IND with the oncology division of the FDA to study BBI-3000 for oral Chemoprevention of breast cancer. Brickell has the right of reference to the IND providing us with significant existing safety data on file. So far the NCI has conducted two Phase 1 trial and is currently recruiting subjects into a proof-of-concept trial in patients with early stage breast cancer.

We believe BBI 3000 can be used potentially in treating early 1B/2A stages of CTCL. Based on the current known safety profile of the asset, we have not yet reached dose-limiting toxicity, and therefore we have the opportunity to explore higher doses which may allow us to improve efficacy compared to the current standard of care. We expect to start a proof-of-concept clinical trial in 2020.

The second asset we wanted to highlight is BBI-6000 a novel small molecule ROR gamma inhibitor for treatment of mild to moderate Psoriasis. We see BBI 6000 potentially filling a gap in current psoriasis treatment by providing a topical formulation that hits the IL-17 pathway. Several in-vitro studies have been conducted confirming BBI-6000 is effective at downregulating IL-17. We believe that this asset has some unique properties that may allow us to mitigate some of the toxicity issues over other ROR gamma programs have experienced, particularly given the topical delivery and expected rapid metabolism of the compound. A lead and backup formulation have been developed and we hope to start a proof-of-concept clinical trial in early 2021.

Brickell management team

I know when you invest in a company you are not only investing in the assets but also the team. So I wanted to just take a minute and share a little of my background with you. I joined Brickell as CEO in January of this year. My previous position was EVP and Chief Marketing Officer at Eli Lilly. I spent my career building commercial capabilities around the world and launching drugs. For the last 10 years I was directly responsible for Lilly’s launch capabilities. Earlier in my career I was the global commercial leader for the Cialis launch. Cialis launched several years after Viagra, and because of our commercial strategy ended up beating Viagra in sales in most countries around the world. Part of the reason I joined Brickell is because I see a very similar opportunity with sofpironium bromide.

But Brickell is more than just me. We have assembled a team of seasoned biotech executives, including Mike Carruthers as Chief Financial Officer, Deepak Chadha as head of R&D, and Andy Sklawer as Chief Operating Officer. Together the team we are building has a track record of delivering on our commitments and winning in the marketplace.

In summary, Brickell is excited about this merger with Vical. We believe the combined company will be well capitalized to conduct the pivotal Phase 3 trials for sofpironium bromide. In addition, we are pleased with the development progress of our Japanese partner, Kaken. We are optimistic that the strength of our leadership team, coupled with an innovative pipeline of new chemical entities for impactful skin diseases, will enable the combined company to reach significant value inflection points.

With that I will hand the call back to Vijay.

CONCLUSION

Vijay:	Thank you, Rob.

That concludes our prepared comments for today. Operator, we are now ready to open the call to questions from our invited participants.

Q&A

Operator:	Thank you Mr. Samant.

[Operator instructions.] Please stand by for your first question.

Our first question comes from [Name] at [Company].

[Q&A as long as needed]

Operator:	[Prompt for additional questions before connecting last caller in queue]

CONCLUDING REMARKS

Operator:	At this time there are no further questions, so I’ll turn the conference back to Mr. Samant to conclude.

Vijay Samant:	Thank you all for participating and thank you for your support of Vical over the years. We are very excited about the proposed merger of Vical and Brickell. Please reach out to us if you have any additional questions. Thank you, and have a good day.

Operator:	Ladies and gentlemen, this concludes our conference for today. All parties may now disconnect.